Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

     AMENDMENT dated as of June 27, 2003 (“Amendment”) to that certain Employment Agreement (“Agreement”) dated as of September 6, 2000 by and between Aetna Inc., a Pennsylvania corporation, and John W. Rowe, M.D. (“Executive”) (certain capitalized terms used herein being defined in Article 7 of the Agreement).

     WHEREAS, the Board and the Executive desire to extend the term of and otherwise amend the Agreement on the terms and conditions set forth below;

     WHEREAS, the Company and Executive desire to enter into this Amendment embodying the terms of such extension and amendment;

     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Amendment, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

     1.     Section 1.02 of the Agreement shall be deleted and replaced in its entirety as follows:

“SECTION 1.02. Term. Executive shall be employed by the Company for a period commencing on the Effective Date and, subject to earlier termination as provided herein, ending on December 31, 2006 (the “Employment Term”).”

     2.     Effective July 7, 2003, Executive’s Base Salary as referred to in Section 2.01 shall be increased by $100,000 to the annual rate of $1,100,000, payable in accordance with the payroll and administrative practices of the Company from time to time; provided, however, that such increase shall be mandatorily deferred (but nevertheless remain eligible for benefits) until the later of a date or dates elected by Executive prior to the effective date of such increase or the January 1st following Executive’s termination of employment and shall earn a rate of return in accordance with the Company’s deferral program applicable to the Company’s senior executive officers in effect from time to time.

     3.     Section 2.04 of the Agreement shall be deleted and replaced in its entirety as follows:

“SECTION 2.04. Life Insurance. During the Employment Term, Company shall pay an annual premium of $73,500 on life insurance covering Executive and payable to beneficiaries designated by Executive.”

     4.     Section 2.05(c) of the Agreement shall be deleted and replaced in its entirety as follows:

“SECTION 2.05. Employee Benefits. (c) Upon attaining age 62, Executive shall be entitled to a single life annuity for his lifetime under the Company’s supplemental non-qualified defined benefit plan of not less than $750,000, offset by the single life annuity equivalent amount, using the factors identified in said supplemental non-qualified defined benefit plan, attributable to Company contributions to the Company’s qualified and non-qualified defined contribution and defined benefit plans (the “Pension Benefits”). Executive shall vest in the Pension Benefits, subject to continued employment with the Company, in annual installments as follows: $300,000 on September 14, 2002, an additional $150,000 on September 14, 2003, an additional $150,000 on September 14, 2004, and an additional $150,000 on September 14, 2005. The Pension Benefit shall be payable in the form and at the times provided, from time to time, in the Retirement Plan.”

     5.     Section 3.05 regarding non-renewal payments shall no longer be applicable and shall be deleted in its entirety.

     Except as modified above, all of the provisions, terms and conditions of the Agreement remain in full force and effect.

     IN WITNESS WHEREOF, the Company and Executive have executed this Amendment, to be effective as of the day and year first written above.

JOHN W. ROWE, M.D.	AETNA INC.

/s/: John W. Rowe, MD	By:	/s/: Elease E. Wright Elease E. Wright Title: Senior Vice President HR